EXHIBIT 10.18

SECURED PROMISSORY NOTE

$7,500,000

Providence, Rhode Island

July 19, 2005

LOAN:

FOR VALUE RECEIVED, Summer Infant, Inc., a Rhode Island corporation, Summer Infant Europe Limited, a private company limited by shares organized under the laws of England and Wales with registered number 04322137, and Summer Infant Asia Limited, a Hong Kong corporation (collectively the “Borrower”), jointly and severally, unconditionally promise to pay to Bank of America, N.A., a national banking association (“Bank”), or order, at its offices at 111 Westminster Street, Providence, Rhode Island, or at such other place as may be designated in writing by Bank, the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000), or, if less, the aggregate unpaid principal amount of advances made by Bank to Borrower under that certain Revolving Credit Agreement between the Borrower and Bank dated as of even date (the “Loan Agreement”), together with interest in arrears from the date hereof on the unpaid principal balance hereunder, computed daily, at the RATE per annum indicated below payable in accordance with the particular PAYMENT SCHEDULE indicated below.

DEFINITIONS:

“Alternate LIBOR Fixed Rate” shall mean a rate per annum equal to the Alternate LIBOR Rate plus one and three-fourths percent (1.75%).

“Alternate LIBOR Rate” shall mean, as of any LIBOR Effective Date and for any particular LIBOR Interest Period, a rate (rounded upward, if necessary, to the nearest one-hundred thousandth of a percentage point) determined on the basis of the rates for deposits in U.S. Dollars offered by the Reference Banks at approximately 11:00 a.m., London time, on the date that is two London Banking Days preceding the applicable LIBOR Effective Date (as hereinafter defined), for a term equal to the LIBOR Interest Period commencing on that LIBOR Effective Date and in an amount equal to the LIBOR Portion. The Bank will request the principal London office of each of the Reference Banks to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate as of that LIBOR Effective Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted by major banks in New York City selected by the Bank at approximately 11:00 am., New York City time, on the date that is two (2) London Banking days preceding the applicable LIBOR Effective Date, for loans in U.S. Dollars to leading European banks for a period equal to the LIBOR Interest Period commencing on that LIBOR Effective Date and in an amount equal to the LIBOR Portion.

“Authorized Person” shall mean a person designated from time to time in writing by Borrower.

“Banking Day” shall mean, in respect of any city, any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in that city.

“Election” means an election by the Borrower to have a LIBOR Fixed Rate apply to a Revolving Loan Advance, or a portion thereof, pursuant to the terms and conditions of this Note.

“Fixed Rate Loan” means any Revolving Loan Advance, or that portion thereof, which bears interest at a LIBOR Fixed Rate.

“Floating Rate Loan” means any Revolving Loan Advance, or that portion thereof, which bears interest at a rate calculated with reference to the Prime Rate.

“Floating Rate” shall mean an annual rate of interest equal to the Prime Rate less one-fourth of one percent (.25%).

“Legal Requirement” shall mean any requirement imposed upon the Bank by any law of the United States of America or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or any other board or governmental or administrative agency of the United States of America, or any political subdivision of any thereof.

“LIBOR Fixed Rate” shall mean a rate per annum equal to the LIBOR Rate plus one and three-fourths percent (1.75%).

“LIBOR Effective Date” means that date specified in a written notice from Borrower to Bank given not less than two (2) London Banking Days prior to such date, indicating Borrower’s election to pay interest hereunder based on a LIBOR Fixed Rate commencing as of such date, subject to the terms and conditions hereof.

“LIBOR Interest Period” shall mean, as to each Fixed Rate Loan, the period commencing on the date of the making of such Fixed Rate Loan or the conversion of a Floating Rate Loan into a Fixed Rate Loan or the continuation of a Fixed Rate Loan as a Fixed Rate Loan, as the case may be, and ending thirty (30) days thereafter, as offered by the Bank; provided that any such LIBOR Interest Period which would otherwise end on a day which is not a Business Day (as defined below) shall be extended to the next succeeding Business Day; and provided further that no LIBOR Interest Period may commence on any day which is not a Business Day.

“LIBOR Portion” shall mean, in connection with an Election to accrue interest at a LIBOR Fixed Rate, the principal amount of any Advance, or that portion thereof, subject to such Election.

“LIBOR Rate” means, in relation to a LIBOR Interest Period, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars in an amount equal (as nearly as may be) to the LIBOR Portion as of the LIBOR Effective Date and for a period equal to such LIBOR Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. London time, on the date that is two London Banking Days preceding the LIBOR Effective Date, as adjusted from time to time pursuant to paragraphs I and 2 of the

TERMS AND CONDITIONS below. If the LIBOR Rate described above does not appear on the Telerate on any applicable interest determination date, all references herein to the LIBOR Rate and the LIBOR Fixed Rate shall mean the Alternate LIBOR Rate and the Alternate LIBOR Fixed Rate, respectively (both as defined above). Each determination by the Bank of any LIBOR Rate shall, in the absence of manifest error, be conclusive.

“Loan Agreement” means that certain Revolving Credit Agreement between Borrower and Bank dated as of even date.

“Maturity Date” means April 30, 2006.

“Prime Rate” means the variable per annum rate of interest designated from time to time by Bank as its Prime Rate, with such rate changing on the same day on which any change in the Prime Rate is effective without notice or demand of any kind. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

“Reference Banks” means four major banks in the London interbank market, as selected by the Bank.

“Reserves” shall mean any reserve, reserve asset, capital reserve, minimum capital requirement, special deposit, insurance premium or assessment required by any Legal Requirement to be maintained or paid by the Bank for or with respect to (a) any deposits purchased in the London interbank foreign currency deposits market, (b) any deposit represented by a certificate of deposit issued by the Bank, (c) loans made with the proceeds of any such deposits, or (d) the principal amount of or interest on the LIBOR Portion hereunder bearing interest at the LIBOR Rate, including any reserves imposed under Regulation D and any amounts payable to the Federal Deposit Insurance Corporation (the “FDIC”) or any successor thereto for insurance by the FDIC for time deposits made in dollars.

“Revolving Loan Advance” shall have the meaning given that term in the Loan Agreement.

“Tax” shall mean, in relation to the LIBOR Portion and applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or other charges of whatever nature required by any Legal Requirement (a) to be paid by the Bank or (b) to be withheld or deducted from any payment otherwise required hereby to be made by the Borrower to the Bank, provided that the term “Tax” shall not include any taxes imposed upon the net income of the Bank by the United States of America, the United Kingdom, Canada, the Bahamas or any political subdivision thereof.

“Telerate” means, when used in connection with any designated page and the determination of any LIBOR Rate, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the LIBOR Rate).

“U.S. Dollars” means the lawful currency of the United States of America.

RATE:

All Advances shall constitute Floating Rate Loans unless the Borrower shall have made an Election to have a Revolving Loan Advance bear interest at a LIBOR Fixed Rate.

The rate of interest payable on Floating Rate Loans shall be a floating rate per annum equal to the Floating Rate. The rate of interest payable on Fixed Rate Loans will be the LIBOR Fixed Rate applicable thereto.

The Borrower may elect to (i) obtain a Revolving Loan Advance with interest thereon based on a LIBOR Fixed Rate, (ii) convert a Floating Rate Loan to a Fixed Rate Loan, or (iii) continue a maturing Fixed Rate Loan effective as of the last day of the LIBOR Interest Period applicable thereto as a new Fixed Rate Loan, subject to the following terms and conditions:

(a)	Each request for the making, conversion into or continuation of a Fixed Rate Loan shall be for a minimum amount of One Hundred Thousand Dollars ($100,000), and in integral multiples One Thousand Dollars ($1,000). An Election shall be made by the Borrower giving to the Lender written or telephonic notice within the time periods and containing the information described below (a “Fixed Rate Notice”).

(b)	In the case of a proposed Fixed Rate Loan, the Borrower may request the Lender for a quote as to a LIBOR Fixed Rate at any time and from time to time for an applicable LIBOR Interest Period and amount; the Fixed Rate Notice applicable thereto must be received by the Lender not later than 3:00 p.m. (Providence time) on the Business Day two days prior to the first day of the LIBOR Interest Period to be applicable and must specify the amount of principal to constitute a Fixed Rate Loan, the duration of the proposed LIBOR Interest Period, and the proposed commencement date and the final date of such LIBOR Interest Period. No later than 4:00 p.m. of the Business Day prior to the commencement of the LIBOR Interest Period of such proposed Fixed Rate Loan, the Borrower will confirm the Fixed Rate Notice in writing if it has previously been communicated by telephone, and the Lender will confirm to the Borrower the applicable LIBOR Fixed Rate. If such confirmation does not occur, the Lender may treat the Fixed Rate Notice as having been rescinded.

(c)	Any Fixed Rate Notice shall, upon receipt by the Lender and upon written confirmation as described above, become irrevocable and binding on the Borrower, and the Borrower shall, upon demand by the Lender, indemnify the Lender against any loss or expense incurred by the Lender as a result of any failure by the Borrower to accept any requested Fixed Rate Loan, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds required by the Lender to fund or maintain the Fixed Rate Loan to be made by the Lender.

(d)	Each Fixed Rate Loan will automatically (unless a Fixed Rate Notice shall have been given as set forth herein) convert on the last day of the LIBOR Interest Period applicable thereto into a Floating Rate Loan.

(e)	As to any Fixed Rate Loan, the Borrower may not elect to switch from calculating interest thereon from a fixed rate to a floating rate until the expiration of the LIBOR Interest Period applicable thereto.

(f)	The Borrower may not elect any LIBOR Interest Period for a Fixed Rate Loan with a maturity subsequent to the Maturity Date.

(g)	No more than five (5) Fixed Rate Loans may be outstanding at any one time.

Interest will be calculated on the basis of the actual number of days elapsed over a year of 360 days. Whenever an Event of Default is in existence under this Note, the rate of interest on the unpaid principal and interest shall, at the option of Bank, be at the Default Rate (hereinafter defined).

All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to

Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of Rhode Island from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

PAYMENT SCHEDULE:

In the event that any payment of principal and/or interest shall not be received by Bank within TEN (10) days of the due date, the Borrower shall, to the extent permitted by law, pay Bank not later than one (1) month thereafter a late charge of FIVE (5%) percent of the overdue payment.

All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of an Event of Default (as defined below), payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion.

Interest only shall be paid monthly commencing on August 1, 2005 and continuing on the same day of each successive calendar month thereafter, until payment in full of the principal hereof, principal shall be paid at the times and upon the conditions set forth in the Loan Agreement.

If this Note or any payment hereunder becomes due on a day which is not a Business Day (as defined below), the due date of this Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. As used in this Note, “Business Day” shall mean any day other than a Saturday, Sunday or day which shall be in the State of Rhode Island a legal holiday or day on which banking institutions are authorized or required to close.

All payments shall be made by Borrower to Bank in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

ADDITIONAL TERMS AND CONDITIONS:

1.	If at any time during the term of this Note, the Bank shall be required by any Legal Requirement (other than legal requirements imposed specifically on the Bank and not applicable to national banks or FDIC-insured banks generally) to maintain any Reserves in respect of any LIBOR Portion, other than Reserves existing as of the date of the applicable Date of Determination, the LIBOR Rate shall be adjusted to reflect all additional costs incurred or to be incurred by the Bank in maintaining such Reserves. Such costs shall be computed by determining the amount by which such Legal Requirement effectively increases the cost to the Bank of obtaining deposits of U.S. Dollars in the London foreign currency deposits market in amounts equal to the LIBOR Portion. The determination by the Bank of the amount of such costs and the allocation, if any, of such costs among the Borrower and other customers of the Bank that have arrangements with the Bank similar to the Borrower’s LIBOR Rate arrangement, if done in good faith and, with respect to such allocation, on an equitable basis, shall, in the absence of manifest error, be conclusive.

2.

It is the understanding of the Borrower and the Bank that the Bank shall receive payments of amounts of principal of and interest on this Note with respect to the LIBOR Portion from time to time bearing interest under the LIBOR Rate free and clear of, and without deduction for, any Taxes. If (a)(i) the Bank shall be subject to any such Tax in respect of any such amount, or (ii) the Borrower shall be required to withhold or deduct any such Tax from any such amount, and (b) such Tax shall not have existed as of the date of the applicable LIBOR Effective Date, the LIBOR Rate shall be adjusted to reflect all additional costs (including, without limitation, any Taxes due to such adjustment) incurred or to be incurred by the Bank in connection with the payment by the Bank or the withholding by the Borrower of such Tax (including, without limitation, any penalties or interest or expenses), and the Borrower shall provide the Bank with a statement detailing the amount of any such Tax actually paid by the Borrower. The determination by the Bank of the amount of such costs shall, in the absence of manifest error, be conclusive, and at the Borrower’s request, the Bank shall demonstrate the basis for such determination. If after any such adjustment and payment of the same by the Borrower, any part of any Tax paid by the Bank is subsequently recovered by the Bank, the Bank shall reimburse the Borrower to the extent of the amount so recovered. A certificate of an officer of the Bank setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

3.	Notwithstanding anything herein to the contrary, the following conditions must be met in order for the Bank to make the LIBOR Rate available to the Borrower:

(a) There shall have occurred no change in applicable law which might make it unlawful in the opinion of counsel for the Bank to obtain deposits of U.S. Dollars in the London interbank foreign deposits market;

(b) As of a LIBOR Effective Date, there shall exist no Event of Default (as defined below) which is not waived by the Bank.

(c) The Bank shall not have determined in good faith that it is unable to determine a LIBOR Rate in respect of a LIBOR Interest Period and the Bank shall not have determined that it is unable to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for such LIBOR Interest Period.

In the event that a LIBOR Rate is not available, then the indebtedness evidenced by this Note shall bear interest at a per annum rate equal to the Prime Rate less one-fourth of one percent.

4.	Throughout the term of this Note, the determination of a LIBOR Rate on each Date of Determination shall be irrevocable and binding upon the Borrower.

5.	Borrower may elect to prepay, upon three (3) days prior written notice, the principal outstanding hereunder subject to the following conditions:

(i)	During any period in which a Floating Rate is being charged, the principal outstanding hereunder may be prepaid in full or in part without premium or penalty.

(ii)	During any period in which a LIBOR Rate is being charged, the principal outstanding hereunder may be prepaid only on the last day of a LIBOR Interest Period. Borrower shall pay to Bank, upon request of Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost or expense incurred as a result of (i) any such payment on a date other than the last day of a LIBOR Interest Period or (ii) any failure by Borrower to borrow based on a LIBOR Rate on the date specified in Borrower’s notice to Bank. Without limiting the foregoing, Borrower shall pay to Bank a “yield maintenance fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the then LIBOR Interest Period shall be subtracted from the LIBOR Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no prepayment premium. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the then LIBOR Interest Period. Said amount shall be reduced to present value calculated by using the number of days remaining in the then LIBOR Interest Period and using the above referenced United States Treasury securities rate. The resulting amount shall be the yield maintenance fee due to Bank upon the prepayment of a LIBOR loan. Said yield maintenance fee shall be due and payable, as aforesaid, if the payment of principal due and owing hereunder is accelerated on account of an Event of Default (hereinafter described) hereunder

6.

Borrower: (i) waives presentment, demand, notice of demand, protest, notice of protest and notice of nonpayment and any other notice required to be given under the law to Borrower, in connection with the delivery, acceptance, performance, default or enforcement of this Note, of any indorsement or guaranty of this Note or of any document or instrument evidencing any security for payment of this Note; (ii) consents to any and all delays, extensions, renewals or other modifications of this Note or waivers of any term hereof or release or discharge by Bank of any guarantor or release, substitution or exchange of any security for the payment hereof or the failure to act on the part of Bank or any indulgence shown by Bank, from time to time and in one or more instances (without notice to or further assent from Borrower), and agrees that no such action, failure to act or failure to exercise any right or remedy, on the part of Bank shall in any way affect or impair the obligations of Borrower or be construed as a waiver by Bank of, or otherwise affect, any of Bank’s rights under this Note, under any indorsement or guaranty of this Note or under any document or instrument evidencing any security for payment of this Note; and (iii) agrees to pay, on demand, all costs and expenses of collection of this Note or of any indorsement or any guaranty hereof and/or the enforcement of Bank’s rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof, including reasonable attorneys’ fees.

7.	This Note is delivered in and shall be construed under the internal laws (and not the law of conflicts or choice of law) of the State of Rhode Island, and in any litigation in connection with, or enforcement of, this Note or of any indorsement or guaranty of this Note or any security given for payment hereof, Borrower CONSENTS TO AND CONFERS PERSONAL JURISDICTION ON COURTS OF THE STATE OF RHODE ISLAND OR OF THE FEDERAL GOVERNMENT SITTING THEREIN, AND EXPRESSLY WANES ANY OBJECTIONS AS TO VENUE IN ANY OF SUCH COURTS. The term “Bank” as used in this Note shall include Bank’s successors, indorsees and assigns.

8.	The occurrence of any one or more of the following events shall constitute an Event of Default under this Note:

(a) default in the payment of any installment of the principal of, or fees or interest on, this Note after the date when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise, and the continuance of such default for a period of ten (10) days after such due date;

(b) default, after the expiration of any applicable grace periods, in the due observance or performance of any covenant, promise or provision contained in any other agreement of the Borrower in favor of Bank, including, without limitation, any other promissory note, loan agreement, mortgage deed, or security document;

(c) any Event of Default shall occur and be continuing as defined under any of the Security Documents, or as defined under the Loan Agreement.

9.	Whenever an Event of Default is in existence under this Note, the entire balance outstanding hereunder and all other liabilities, indebtedness and obligations of Borrower to Bank (however acquired or evidenced) shall, at the option of Bank, become forthwith due and payable, without presentment, notice, protest or demand of any kind (all of which are expressly waived by Borrower) for the payment of the whole or any part hereof. Whenever an Event of Default is in existence under this Note (whether or not Bank has accelerated payment of this Note), or after maturity or after judgment has been rendered on this Note, to the extent permitted by law, the rate of interest on the unpaid principal shall, at the option of Bank, be increased to four percent (4%) over the rate which would otherwise be applicable (the “Default Rate”). Failure at any time to exercise either of the aforesaid options or any other rights of Bank hereunder shall not constitute a waiver thereof, nor shall it be a bar to exercise of either of the aforesaid options or rights at a later date.

10.	In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

11.	BORROWER AND BANK (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS NOTE AND MAKE THE LOAN.

12.	Bank may at any time pledge or assign all or any portion of its rights under this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S .C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the loan documents evidencing or securing this Note.

13.	Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each a “Participant”) participating interests in the obligations evidenced hereby. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder. Bank may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

14.

Borrower shall pay on demand all expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

15.	Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

16.	No portion of the proceeds of the loan evidenced by this Note shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

17.

Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”), and Borrower, upon its or its counsel’s satisfactory review, agrees that it shall execute, or cause to be executed, such documents, including, without limitation, amendments to this Note and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing Bank agrees to reimburse Borrower for its reasonable legal expenses incurred in connection with the execution of any such documentation. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by this Note and held by Bank prior to such assignment and shall reflect the amount of the respective loans held by such Assignee and Bank after giving effect to such assignment, provided, however, that in no event shall the amount due under the subsequent notes exceed the amount due under this Note. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignee, such Assignee shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee. Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees, provided that Bank shall require any such prospective Assignee to agree in writing to maintain the confidentiality of such information.

18.	This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Note, and no party is relying on any promise, agreement or understanding not set forth in this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Bank.

19.	By mutual agreement of Borrower and Bank, Bank may effect payment of any sums due hereunder by means of debiting any of Borrower’s demand deposit accounts with Bank.

SECURITY:

Borrower hereby grants to Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of bank of America Corporation and its successors and assigns, or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by Borrower), Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing this Note. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THIS NOTE, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

This Note is also secured by and entitled to the benefits of a Guaranty, a Security Agreement, and a Debenture, all dated as of even date (collectively herein the “Security Documents”).

WITNESS:	BORROWER:

Summer Infant, Inc.

/s/ Steven Rosenbaum	By:	/s/ Mark D. Gorton
	Name:	Mark D. Gorton
	Title:	VP Finance

Summer Infant Europe Limited

/s/ Steven Rosenbaum	By:	/s/ Mark D. Gorton
	Name:	Mark D. Gorton
	Title:	Financing Officer

Summer Infant Asia Limited

/s/ Steven Rosenbaum	By:	/s/ Mark D. Gorton
	Name:	Mark D. Gorton
	Title:	Financing Officer

6 Blackstone Valley Place, Suite 206A Lincoln, RI -02865